  Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 19, 2018, of Manufactured Housing Properties, Inc. relating to the consolidated financial statements as of December 31, 2017 and 2016 and for the year ended December 31, 2017 and for the period from April 26, 2016 (inception) to December 31, 2016, which appears in the registration statement on Form 10 Amendment No. 2 of Manufactured Housing Properties, Inc.

We consent to the reference to our firm under caption "Experts" in the registration statement.

/s/ Liggett & Webb, P.A.
LIGGETT & WEBB, P.A.
Certified Public Accountants
Boynton Beach, Florida
July 12, 2018